Exhibit 99.1

Analyst & Media Contact:

Cam Hitchcock

(317) 249-4210

ADESA, Inc. Announces Change in Independent Public Accounting Firm

(CARMEL, Ind. March 23, 2006) - ADESA, Inc. (NYSE: KAR) announced today that PricewaterhouseCoopers LLP (“PwC”) has declined to stand for re-election as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.  PwC informed the Audit Committee of the Company’s Board of Directors that its decision was based on lack of local market resources with industry specific credentials applicable to the Company’s business.  The Audit Committee accepted PwC’s decision not to stand for re-election.

PwC’s engagement as the Company’s independent registered public accounting firm will end upon completion of its procedures on the Company’s interim financial statements as of March 31, 2006 and the Form 10-Q in which such interim financial statements will be included.  The Audit Committee has commenced the process of selecting an independent registered public accounting firm to replace PwC.

The reports of PwC on the Company’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing.  The company’s operations span North America with 54 ADESA used vehicle auction sites, 37 Impact salvage vehicle auction sites and 84 AFC loan production offices. For further information on ADESA, Inc., visit the company’s Web site at http://www.adesainc.com.